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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 9th day of May, 1986, by and between Lawrence Savings Bank, a Massachusetts savings bank with its main office in Lawrence, Massachusetts (the "Bank") and Robert P. Perreault of Methuen, Massachusetts (the "Executive").

                                   WITNESSETH

     WHEREAS, the parties hereto desire to provide for the Executive's employment by the Bank;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Executive agree as follows:

     1. Employment. The Bank agrees to employ the Executive and the Executive agrees to continue in the employ of the Bank on the terms and conditions hereinafter set forth.

     2. Capacity. The Executive shall serve the Bank as its Senior Vice President and Treasurer, subject to his election by the Board of Directors, or in such other executive position as the Board of Directors may designate.

     3. Effective Date and Term. The commencement date (the "Commencement Date") of this Agreement shall be one day prior to the effective date of the conversion of the Bank from mutual to stock form of Massachusetts savings bank (the "Conversion"), subject, however, to the satisfaction of the conditions set forth in Sections 18 and 19 hereof. Subject to the provisions of Section 6, the term of the Executive's employment hereunder shall be for three years from the Commencement Date; provided, however, that the term shall be extended automatically for periods of one year commencing on the first anniversary of the Commencement Date and on each subsequent anniversary thereafter, unless either party gives written notice to the other, prior to the date of any such anniversary, of such party's election not to extend the term of this Agreement. The last day of such term, as so extended from time to time, is herein sometimes referred to as the "Expiration Date."

     4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

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          (a)  Salary.  For all services rendered by the Executive under this
     Agreement, the Bank shall pay the Executive a salary at the rate of $49,000 per year, subject to increase from time to time in accordance with the usual practice of the Bank with respect to review of compensation of its senior executives. The Executive's salary shall be payable in periodic installments in accordance with the Bank's usual practice for its senior executives.

          (b) Regular Benefits. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, bonus incentive plans and other benefit plans from time to time in effect for senior executives of the Bank. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Bank policies and (iii) the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by such plan. In addition, the Executive shall be entitled to receive benefits which are the same or substantially similar to those which are currently being provided to the Executive by the Bank.

          (c) Business Expenses. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Bank.

          (d) Vacation. The Executive shall be entitled to not less than four weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive with the approval of the Bank, which approval shall not be unreasonably withheld.

     5. Extent of Service. During his employment hereunder, the Executive shall, subject to the direction and supervision of the Board of Directors, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Bank's interests and to the discharge of his duties and responsibilities hereunder. He shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that nothing herein shall be construed as preventing the Executive from:

          (a) investing his assets in a manner not prohibited by Section 8(a) hereof, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made;

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          (b) serving on the board of directors of any company, subject to the prohibitions set forth in Section 8(a) and provided that he shall not be required to render any material services with respect to the operations or affairs of any such company; or

          (c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

6.  Termination and Termination Benefits.

     Notwithstanding the provisions of Section 3, the Executive's employment hereunder shall terminate under the following circumstances:

          (a) Death. In the event of the Executive's death during the Executive's employment hereunder, the Executive's employment shall terminate on the date of his death; provided, however, that

               (i) the Bank shall continue to pay an amount equal to the Executive's salary to the Executive's beneficiary designated in writing to the Bank prior to his death (or to his estate, if he fails to make such designation) for a period of six months after the date of the Executive's death, at the salary rate in effect on the date of his death, said payments to be made on the same periodic dates as salary payments would have been made to the Executive had he not died, and

               (ii) For a period of six months subsequent to the date of the Executive's death, the Executive's beneficiary designated in writing to the Bank prior to his death (or to his estate, if he fails to make such designation) shall continue to receive all benefits described in
          Section 4(b) above existing on the date of death (except for any cash bonus plans which shall be pro-rated through the date of death). For purposes of application of such benefits the Executive shall be treated as if he had remained in the employ of the Bank, with an annual salary at the rate in effect on the date of termination, with increases as provided in Section 4(a), and service credits will continue to accrue during such period as if the Executive had remained in the employ of the Bank. If benefits or service credits under any benefit plan shall not be payable or provided under any such plan to the Executive, or to the Executive's beneficiary or estate, because the Executive is no longer deemed to be an employee of the Bank, the Bank itself shall pay

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or provide for payment of such benefits and services credits for such benefits to the Executive, or to the Executive's beneficiary or estate.

     (b) Termination by the Bank for Cause. The Executive's employment hereunder may be terminated without further liability on the part of the Bank effective immediately by a two-thirds vote of all of the members of the Board of Directors for cause by written notice to the Executive setting forth in reasonable detail the nature of such cause. Only the following shall constitute "cause" for such termination:

          (i) Deliberate dishonesty of the Executive with respect to the Bank or any subsidiary or affiliate thereof.

         (ii)  Conviction of the Executive of a crime involving moral turpitude.

        (iii) Gross and willful failure to perform a substantial portion of his duties and responsibilities hereunder, which failure continues for more than thirty days after written notice given to the Executive pursuant to a two-thirds vote of all of the members of the Board of Directors, such vote to set forth in reasonable detail the nature of such failure.

     (c) Termination by the Executive. The Executive's employment hereunder may be terminated effective immediately by the Executive by written notice to the Board of Directors in the event of material breach by the Bank of any provision of this Agreement

     (d) Termination by the Bank Without Cause. The Executive's employment with the Bank may be terminated without cause by a two-thirds vote of all of the members of the Board of Directors on written notice to the Executive.

     (e) Certain Termination Benefits. In the event of termination pursuant to Sections 6(c) or (d), the Executive shall be entitled to the following benefits:

          (i) The Bank shall continue to pay the Executive a salary at the rate in effect on the date of termination until the Expiration Date.

         (ii) From the date of termination to the Expiration Date, the Executive shall continue to receive all benefits described in Section 4(b) above existing on the date of termination (except for any cash bonus plans which shall be pro-rated through the date of

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          termination). For purposes of application of such benefits the
          Executive shall be treated as if he had remained in the employ of the Bank, with an annual salary at the rate in effect on the date of termination, with increases as provided in Section 4(a), and service credits will continue to accrue during such period as if the Executive had remained in the employ of the Bank. If, in spite of the provisions of Section 6(e)(ii) above, benefits or service credits under any benefit plan shall not be payable or provided under any such plan to the Executive, or to the Executive's dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Bank, the Bank itself shall pay or provide for payment of such benefits and service credits for such benefits to the Executive, or to the Executive's dependents, beneficiaries or estate.

          (f) Set-off. The Bank shall be entitled to set off against any cash compensation to be provided to the Executive under Section 6(e)(i) above one-half of the amount of any cash compensation received by the Executive from other employment during the period in which the Executive receives cash compensation under Section 6(e)(i). The Executive shall inform the Bank of any such amounts of cash compensation and shall refund to the Bank any amounts which the Bank has paid which exceed the amounts due from the Bank after application of the set-off provided for in this paragraph. Notwithstanding the foregoing and any other provision of this Agreement, the Executive shall be under no obligation to seek or accept any employment after termination of employment with the Bank for any reason.

     7. Disability. If, due to physical or mental illness, the Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Board of Directors may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, the Executive shall continue to receive his full salary and benefits under Section 4 of this Agreement until he becomes eligible for disability income under the Bank's disability income plan. While receiving disability income payments under such plan, the Executive shall not receive any salary under Section 4(a), but shall continue to participate in the Bank's benefit plans and to receive other benefits as specified in Section 4 until the Expiration Date. In the absence of a disability income plan at the time of such disability, the Bank shall pay the Executive benefits equal to those the Executive would have received if the Bank's current disability income plan were in effect at such time. If any question shall arise as to whether during any period the Executive was disabled so as to be unable to perform substantially


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all of his duties and responsibilities hereunder due to physical or mental illness, the Executive may, and at the request of the Bank will, submit to the Bank a certification in reasonable detail by a physician selected by the Executive or his guardian to whom the Bank has no reasonable objection as to whether the Executive was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit such certification, the Bank's determination of such issue shall be binding on the Executive.

     8.   Noncompetition and Confidential Information.

          (a)  Noncompetition. During

               (i) a period of one year following the date of termination of the Executive's employment with the Bank by the Executive as a result of his election not to extend pursuant to Section 3 or by the Bank for cause pursuant to Section 6(b) hereof, and

               (ii) the period during which the Bank continues to provide benefits to the Executive pursuant to Section 6(e)(i)-(ii) hereof,

     the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any Person (as defined in Section 10), compete in the Bank's market area (defined as the towns of Lawrence, Andover, North Andover and Metheun, Massachusetts) with the banking or any other business conducted by the Bank during the period of his employment hereunder, nor will he attempt to hire any employee of the Bank, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with the Bank, or solicit or encourage any customer of the bank to terminate its relationship with the Bank or to conduct with any other Person any business or activity which such customer conducts or could conduct with the Bank.

          (b) Confidential Information. The Executive will not disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Bank obtained by him incident to his employment with the Bank. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of businesses or facilities) which have been dis-


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     cussed or considered by the Bank's management but does not include any information which has become part of the public domain by means other than the Executive's non-observance of his obligations hereunder.

          (c) Relief; Interpretation. The Executive agrees that the Bank shall be entitled to injunctive relief for any breach by him of the covenants contained in Sections 8(a) or 8(b). In the event that any provision of this
     Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area, or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. For purposes of this Section 8, the term "Bank" shall mean the Bank and any of its subsidiaries and affiliates.

     9. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

     10. Definition of "Person," "Director" and "Board of Directors." For purposes of this Agreement: the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization; and the terms "Director" and "Board of Directors" shall mean a Director and the Board of Directors, respectively, of the Bank upon and after its conversion to stock form.

     11. Withholding. All payments made by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

     12. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Bank, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this
Section 12. Judgment upon the

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award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement, the Bank shall pay (or the Executive shall be entitled to recover from the Bank, as the case may be) the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

     13. Assignment; Successors and Assigns, etc. Neither the Bank nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Bank may assign its rights under this Agreement without the consent of the Executive in the event the Bank shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Bank and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the completion by the Bank of all payments due him under this Agreement, the Bank shall continue such payments to the Executive's beneficiary designated in writing to the Bank prior to his death (or to his estate, if he fails to make such designation).

     14. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be suffi-


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cient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main office, attention of the Clerk.

     17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Bank.

     18. Ratification of Agreement. This Agreement shall be submitted to the full Board of Directors of the Bank for ratification at the first meeting of the Board of Directors subsequent to the Conversion.

     19. Agreement to be Null and Void. If the Conversion does not take place for any reason whatsoever, this Agreement shall be null and void.

     20. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank, by its duly authorized officer, and by the Executive, as of the date first above written.

ATTEST:                                 LAWRENCE SAVINGS BANK


/s/ Robert P. Perreault                 By:
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       Clerk                            Title: President


[Seal]


WITNESS:


/s/ Illegible                             /s/ Robert P. Perreault
------------------------------          --------------------------------
                                             ROBERT P. PERREAULT


VS-6550/c
2/3/86


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